FIRST AMENDMENT TO
REINSTATEMENT OF AGREEMENT AND PLAN OF MERGER

This First Amendment to Reinstatement of Agreement and Plan of Merger (this "Amendment") is dated as of June 20, 2003, by and among Capital Growth Partners LLC, a Utah limited liability company (the "Purchaser"), United Park City Mines Company, a Delaware corporation (together with its Subsidiaries, the "Company"), Loeb Investors Co. XL, a New York partnership ("Seller" or "Loeb"), and CGP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Merger Subsidiary").

Recitals

A. The Purchaser, the Company, Merger Subsidiary and Loeb are parties to the Reinstatement of Agreement and Plan of Merger dated as of May 12, 2003 (the "Reinstatement Agreement").

B. In accordance with Section 18 of the Reinstatement Agreement, the parties thereto hereby amend the Reinstatement Agreement as provided herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Reinstatement Agreement.

Agreement

Purchaser, Merger Subsidiary, Seller and the Company, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

  Amendments to Section 3 of Reinstatement Agreement. The following new Sections 3(g), (h), (i) and (j) are hereby inserted following Section 3(f) of the Reinstatement Agreement:

"(g) Section 7.01(e) of the Merger Agreement is amended to read in its entirety as follows:

"(e) by the Company or the Seller in the event that at least three (3) business days prior to the Merger Closing, the Company or the Seller has received a Superior Offer and the Board of Directors of the Company determines, in the exercise of its business judgment, to accept the Superior Offer; provided, however, Purchaser shall have two (2) business days to match or beat such Superior Offer;"

(h) Section 7.03 of the Merger Agreement is amended to read in its entirety as follows:

"If (i) this Agreement shall have been validly terminated by the Company or the Seller pursuant to Section 7.01(e) and (ii) the Shares are purchased (or cancelled in a merger transaction) or all, or substantially all, of the Company’s assets are sold pursuant to the Superior Offer, the Purchaser shall be paid an amount equal to its actual out of pocket fees and costs not to exceed $2.5 million, which amount shall be paid pro rata by all stockholders of the Company out of the consideration received pursuant to the consummated Superior Offer. Additionally, Seller shall also return to Purchaser Seller’s pro rata portion of the Purchaser Payments (i.e., $1,886,649) and the Reinstatement Payment (i.e., $300,000) upon the close of the Superior Offer."

(i) Section 10.18 of the Merger Agreement is amended by adding the following new subsection (f):

"(f) The following definitions from the Purchase Agreement, for purposes of this Agreement, shall be amended in their entirety to read as follows:

‘Superior Offer’ means an Acquisition Proposal that the Board of Directors of the Company determines, in the exercise of its business judgment, is a credible cash offer, with a deposit appropriate under the circumstances, from a reputable entity in an amount that materially exceeds the Purchaser’s offer of $21 per share that can be closed at the same time as the Merger Closing without contingencies, accompanied by evidence of substantial present net worth and capability to close such as financial statements, commitments from reputable financial institutions for any required financing and a history of transactions closed.

‘Acquisition Proposal’ means any proposal to (i) acquire the Company or all of its shares of outstanding stock, (ii) acquire all, or substantially all, of the Company’s assets or (iii) merge, consolidate or engage in a similar corporate transaction with respect to the Company."

(j) The text of Section 5.07 of the Merger Agreement is hereby deleted in its entirety and replaced by the text of Section 6.4(b) of the Purchase Agreement."

2.  Acknowledgment of Settlement.

(a) The parties hereto acknowledge that a Memorandum of Understanding in connection with the potential settlement of an action now pending in the Third Judicial District Court in and for Summit County, Utah entitled Pennsylvania Avenue Partners, LLC v. United Park City Mines Co., et al., Case No. 030500337 (the "Action") has been executed by the parties to such Action. The Purchaser and Seller have consented to such settlement provisions.

(b) The parties hereto acknowledge that in connection with the settlement of the Action, the defendants have agreed to pay up to $105,000 for the expenses incurred by plaintiff (attorneys fees and other related costs). Additionally, the parties hereto acknowledge that the defendants incurred significant expense in defending the Action (attorneys fees and other related costs). Upon the Merger Closing, Purchaser agrees to pay half of all such costs and expenses incurred by defendants in defending and settling the Action with the remaining amount to be included as part of the "Stockholder Expenses" (as such term is defined in the Company’s information statement filed on June 5, 2003 with the Securities and Exchange Commission).

3.  Amendment to Section 7 of Reinstatement Agreement. Section 7 of the Reinstatement Agreement is amended to read in its entirety as follows:

"Closing. The Merger Closing will take place within 31 days (such 31 day period, the "Appeal Period") following the day on which a judgment and order of dismissal with prejudice is entered by the court in connection with the Action, upon four (4) business days prior written notice delivered to Purchaser by or on behalf of the Company on or after June 30, 2003, or such earlier date as the parties may agree (the "Closing Notice"). The parties hereto recognize that time is of the essence. Purchaser may extend the date of Closing by seven (7) business days from the date set forth in the Closing Notice. Any Closing Notice received by Purchaser shall be effective (i) on the date of receipt if received prior to 12:00 PM (noon) New York City time on a business day or (ii) on the next following business day if received on a business day after 12:00 PM (noon) New York City time or on a day that is not a business day. Notice by facsimile shall be permitted and shall be deemed received upon confirmation of the applicable facsimile being sent. The Merger Closing will take place at the offices of Van Cott Bagley Cornwall & McCarthy, 50 South Main Street, Suite 1600, Salt Lake City, Utah 84144, or such other place as the parties may agree. Notwithstanding the foregoing, any of the Company, the Purchaser or the Seller may terminate this Reinstatement Agreement if the Merger Closing does not occur on or before August 7, 2003 by delivering notice of cancellation following such date, so long as such notice of cancellation is delivered prior to the delivery of the Closing Notice. Notwithstanding the foregoing, in the event that an appeal or notice of objection to the above referenced order (or otherwise related to the Action) is filed with the court or other applicable authority, any party hereto may terminate this Reinstatement Agreement. Additionally, in the event that a stockholder (or representative thereof) timely objects to the settlement of the Action set forth in the related Notice of Settlement and complies with the requirements of such Notice of Settlement, and said objection is not withdrawn, any party hereto may extend the date of Closing to seven (7) calendar days following the end of the Appeal Period, it being understood that any extension pursuant to this sentence shall be in lieu of, and not in addition to, any extension permitted pursuant to the third sentence of this Section 7."

4.  Financing Agreement. The following new Section 2(E) is hereby inserted following Section 2(D) of the form Financing Agreement attached to the Reinstatement Agreement as Exhibit A:

(E) Reference is hereby made to that certain Agreement and Covenant of Cooperation to be executed by and among the Company, Blue Ledge Corporation, Mountain Developments I, Inc., Empire Mountain Village, LLC, CIBC WMC Inc., JDI Park City, L.L.C. and the Seller (the "Covenant Agreement"). CGP and UPK hereby covenant and agree to take all actions necessary (including, without limitation, making all necessary applications and other requests of all applicable city commissions, agencies and public officials of Park City or otherwise) to cause the allocation of the "Maximum Unit Equivalents" and the "Maximum Residential Units" for the "Remainder Property" to be allocated in such a manner that the "Loeb Parcel" will be allocated at least 80,000 "Saleable Square Feet" and not thereafter reduced (each such quoted term having the meaning ascribed to it in the Covenant Agreement). In the event that less than 80,000 Saleable Square Feet at any point in time are allocated to the Loeb Parcel, within 10 business days of Loeb’s request, UPK and CGP agree to grant additional security (consisting of marketable property) for the repayment of the Note in an amount such that the total security is marketable property with an aggregate loan to value ratio of 1.5 to 1 (as such additional security required to achieve such an aggregate loan to value ratio is reasonably determined by Loeb).

5.  Continuation of Reinstatement Agreement. Except as the provisions thereof may be amended or suspended hereby, the Reinstatement Agreement shall remain in full force and effect.

6.  Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

7.  Counterparts. This Amendment may be signed in counterparts, all of which together shall constitute one and the same instrument. The parties hereto may provide signatures to this Amendment by facsimile, and such facsimile signatures shall be deemed to be the same as original signatures.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Reinstatement Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

CAPITAL GROWTH PARTNERS LLC, by Talisker Mountain Developments, Inc.,

as Manager

By: /s/

Name:

Title:

CGP ACQUISITION, INC.

By: /s/

Name:

Title:

UNITED PARK CITY MINES COMPANY

By: /s/ Hank Rothwell

Name: Hank Rothwell

Title: President

LOEB INVESTORS CO. XL

By: /s/ Joseph S. Leser

Name: Joseph S. Lesser

Title: Managing Partner